Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form F-1 No. 333-221058) and related Prospectus of Seanergy Maritime Holdings Corp. for the registration of $20,000,000 of its common shares and to the incorporation by reference therein of our report dated April 28, 2017, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp., included in its Annual report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
November 8, 2017